Exhibit 99.1

PRESS RELEASE

Immunicon Appoints Hewett as Chief Operating Officer

Huntingdon Valley, PA, October 12, 2004 – Immunicon Corporation {NASDAQ-NM:IMMC} announced today that its Board of Directors appointed Byron D. Hewett to the newly created position of Chief Operating Officer (COO) and General Manager, Cancer Products.  In this capacity, Hewett will be responsible for day-to-day management of the Company’s cancer diagnostics and research products business in addition to line responsibility for operations, marketing and regulatory affairs.  He will also play a major role in guiding the development of new products and indications in cancer.  Hewett will report directly to Chairman, President and Chief Executive Officer Edward L. Erickson.

Hewett brings more than 20 years’ experience in healthcare and life science general management, strategy formulation, business development, and sales and marketing with firms including Qiagen, Inc., Bayer Diagnostics, Chiron Diagnostics, Metrika Inc., Biocircuits Corporation, Stericycle, Inc., and Abbott Laboratories.

Edward L. Erickson commented, “We are very pleased and excited to welcome Byron Hewett to Immunicon.  Byron brings substantial experience in the diagnostics industry gained at large and small companies, and he will provide additional management focus and expertise to the commercialization of our cancer diagnostic and research products.”

Prior to joining Immunicon, Hewett served most recently as senior vice president of sales and marketing and general manager, North America for Qiagen, Inc. where he led commercial North American operations with a staff of 250.  Management responsibilities included oversight of sales, marketing, finance, human resources, IT, training, and field, customer and technical service for both the US and Canada.

Prior to Qiagen, Hewett was vice president of worldwide marketing in the laboratory testing segment for Bayer (previously Chiron) Diagnostics responsible for strategy and marketing of Bayer’s global immunochemistry, hematology, clinical chemistry, high volume urine chemistry, laboratory automation, and information and consulting businesses.  He had previously served as president of the U.S. commercial operations unit for Bayer and later as a vice president within the U.S. branch of the laboratory testing segment and nucleic acid diagnostics business.  Hewett began his career in 1978 in healthcare diagnostics with Abbott Laboratories where he stayed until 1991, advancing to the position of business unit manager in Abbott’s therapeutic drug monitoring and transport diagnostics business.

Hewett received a Masters in Management degree from Northwestern University’s J.L. Kellogg Graduate School of Management and a Bachelors of Science degree from the University of Virginia’s McIntire School of Commerce.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as tumor cells. Immunicon’s products and underlying technology platforms also have applications in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious disease.

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company’s forward-looking statements. These factors include, but are not limited to, risks associated with: the Company’s dependence on Veridex, LLC, a Johnson & Johnson company; the Company’s capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company’s product candidates; the Company’s ability to use licensed products and to obtain new licenses from third parties; the Company’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for the Company’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to competitors’ products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company’s industry. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellTracks” and “CellSpotter” are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation.  ALL RIGHTS RESERVED.

Contact Information:	Investors/Media:
James G. Murphy	The Ruth Group
SVP of Finance & Administration, CFO	Greg Tiberend (media) 646-536-7005
215-830-0777 ext. 121	gtiberend@theruthgroup.com
jmurphy@immunicon.com	John Quirk (investors) 646-536-7029
jquirk@theruthgroup.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone     215.830.0777

fax          215.830.0751

web         www.immunicon.com